U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

       NOTIFICATION OF LATE FILING                    SEC FILE NUMBER
                                                          0-8149
                                                        CUSIP NUMBER
                                                        844797  10  1
               (Check One)

[X ] Form 10-K and Form 10-KSB      [ ] Form 20-F      [ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB       [ ] Form N-SAR

      For Period Ended: December 31, 1995
      [ ] Transition Report on Form 10-K
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
      For the Transition Period Ended ______________________
________________________________________________________________________________

     Read attached  Instruction  Sheet Before  Preparing  Form.  Please Print or
Type.
     Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________________________________________________

Part I --- Registrant Information
________________________________________________________________________________

     Full Name of Registrant  SOUTHWEST CAPITAL CORPORATION

     Former Name if Applicable N/A

     Address of Principal Executive Office (Street and Number)

     1650 University Blvd., N.E., Suite 100, Albuquerque, New Mexico 87102
                            City, State and Zip Code

________________________________________________________________________________

Part II --- Rules 12b-25(b) and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


[X] (b) The subject annual report, semi-annual report on Form-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
________________________________________________________________________________

Part III --- Narrative
________________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F , 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra sheets if Needed)


Because of an unanticipated change in the Registrant's principal accountant, there was a delay in securing the services of a new accountant to prepare the audited financial statements to be included in the Registrant's Form 10-KSB for the year ended December 31, 1995. The Registrant has retained the services of Grant Thornton to conduct the audit of its records for the year ended December 31, 1995, and expects that the audit will be finalized and the Form 10-KSB filed within the 15 day period of the extent.
________________________________________________________________________________

Part IV --- Other Information
________________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification.

     Thad H. Turk        505          242-4590
        (Name)       (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s) been filed? If answer no, identify report(s).
                                                                 [X] Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                          SOUTHWEST CAPITAL CORPORATION
                   Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Laurence Zipkin
Date: March 29, 1995                      By ___________________________________
                                             Laurence Zipkin,  President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representatives authority to sign on behalf of the registrant shall be filed with the form.
________________________________________________________________________________

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
________________________________________________________________________________